Exhibit 10.53

April 28, 2004

Ms. Anne P. Bowen
[address intentionally omitted]

Dear Anne,

First Marblehead Corporation is pleased to confirm our offer to you for the position of Executive Vice President—Corporate Planning reporting to Dan Meyers, Chairman and CEO. We understand you will be able to start with us on May 10, 2004. In this newly created position, you will be responsible for working directly with our senior executive team to bring our short and long range strategic vision forward.

Your direct annual cash compensation will be $400,000 paid on a semi-monthly basis at a rate of $16,666.67 (gross) per pay period. First Marblehead has an annual employee performance review and bonus consideration cycle consistent with the business fiscal year ending June 30. You will participate in the management bonus program with a target award up to 30% of earned salary for the performance year. Your first review under this program will be June 2005. All bonus awards are based on both corporate performance and your individual contribution to it as determined by the senior management of the firm. You will also participate in the First Marblehead long term incentive program which consists of stock option and restricted stock awards. You will join the firm with an initial award of 15,000 restricted stock units subject to the terms and conditions of the First Marblehead 2003 Restricted Stock Plan. This award is subject to Board Approval. Instruments of grant and plan documents will follow shortly.

Ms.  Jo-Ann Burnham, our Vice President Administration will discuss the details of our benefits programs including the Group Medical Insurance Plan, the Group Dental Plan, the Group Life Plan and the Long Term Disability Plan. For each of these benefits, all costs are borne by the firm and you are eligible for coverage on the first day of employment. Other benefits include a non-contributory 401K plan and the Firm’s employee stock purchase program subject to the eligibility requirements of these plans. We offer accrual of vacation up to fifteen days and eight paid holidays per year. As a condition of hire, First Marblehead requires that you sign a confidentiality agreement which includes non-disclosure and non-compete provisions. Due to the nature of our business, this offer is contingent on satisfactory results of a credit check the company runs on all prospective employees to make sure they are not in default of any student loans. Please note that this letter does not constitute an employment contract or a contract for a specific term of employment and that the employment relationship is at will.

This is an exciting and challenging time for First Marblehead and your addition to our executive team is most welcome. We look forward to seeing you.

Sincerely,

/s/ Ralph M. James

Ralph M. James

President

First Marblehead Corporation

/s/ Anne P. Bowen